Exhibit 99.1 JLL Appoints Kylie Kendrick as Chief Operating Officer CHICAGO, Jun. 2, 2021 – Jones Lang LaSalle Incorporated (NYSE: JLL) announced today the appointment of Kylie Kendrick to the newly established role of Chief Operating Officer effective June 7. Reporting to CEO Christian Ulbrich, she will be responsible for driving efficiency through robust and disciplined operational processes. She will have direct oversight for several of JLL’s corporate functions, including Audit, Legal & Compliance and Sourcing & Procurement, as well as JLL Business Services (JBS) and Transformation Office. “Kylie’s focus as Chief Operating Officer will be to align and simplify our processes and continue to improve operational resilience and flexibility,” said Ulbrich. “Optimized and strengthened operations will help to deliver innovative and effective client solutions and support our purpose of shaping the future of real estate for a better world.” Kendrick joins JLL from HSBC in London where she was Managing Director – Global Head of Wholesale Banking Operations. Her experience of over 16 years of driving operational excellence includes roles spanning business management, operations, transformation and strategy at large-scale financial institutions including Lloyds Banking Group Plc, Deutsche Bank AG, Barclays Plc and Deloitte Consulting LLP. “I aim to apply my experience in complex organizations to help JLL build on its strong global platform and scale its operations for continued growth and success,” said Kendrick. “This is an exciting time for JLL and I look forward to contributing to sustainable change that will optimize JLL’s operational efficiency and globally aligned client services.” She holds a degree in Economics from Queensland University, a Postgraduate Diploma in Finance and Economics from Melbourne University and an MBA from the Australian Graduate School of Management. – ends –

About JLL JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. JLL shapes the future of real estate for a better world by using the most advanced technology to create rewarding opportunities, amazing spaces and sustainable real estate solutions for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $16.6 billion in 2020, operations in over 80 countries and a global workforce of more than 91,000 as of March 31, 2021. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com. Connect with us Contact: Gayle Kantro Phone: +1 312 228 2795 Email: Gayle.Kantro@am.jll.com